UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2016 (May 18, 2016)

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr.

Maryland Heights, Missouri 63043

(Address of principal executive offices) (Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

SunEdison, Inc., a debtor and debtor-in-possession (the “Company”) in a pending case in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Chapter 11 of the United States Bankruptcy Code, obtained certain amendments to that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016 (the “DIP Credit Agreement”), entered into by and among the Company, the lenders from time to time party thereto (the “DIP Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “DIP Agent”), and the letter of credit issuers and other financial institutions and entities party thereto from time to time. Such amendments are reflected in that certain Amendment No. 1 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 18, 2016 (the “Amendment”), among the Company, the DIP Lenders party thereto and the DIP Agent.

The Amendment modifies certain provisions in the DIP Credit Agreement relating to, among other things: (a) the Tranche B roll-up loans and the syndication of Tranche B loans; (b) post-closing guaranty and collateral matters; (c) certain milestones relating to the Company’s restructuring efforts and (d) designated assets that constitute permitted dispositions under the DIP Credit Agreement. In connection with the Amendment, the requisite DIP Lenders also approved an updated 13-week budget.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 18, 2016, by and among SunEdison, Inc., a debtor and a debtor-in-possession, the lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2016

SUNEDISON, INC.

By:	/s/ John S. Dubel
	Name:	John S. Dubel
	Title:	Chief Restructuring Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 18, 2016, by and among SunEdison, Inc., a debtor and a debtor-in-possession, the lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.